Exhibit 10.1

December 17, 2004

UTi WORLDWIDE INC.
9 Columbus Centre, Pelican Drive
Road Town, Tortola
British Virgin Islands

Re:	Amendment No. 1 to Registration Rights Agreement

Ladies and Gentlemen:

     Reference is made to (i) that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated November 23, 2004, between United Service Technologies Limited (“Uniserv”) and UTi Worldwide Inc. (“UTi”) and (ii) that certain Underwriting Agreement (the “Underwriting Agreement”), dated on or about the date hereof, among Uniserv, UTi, the Dealers (as defined in the Underwriting Agreement), Credit Suisse First Boston LLC and Bear, Stearns & Co. Inc. This Amendment No. 1 (this “Amendment No. 1”) to the Registration Rights Agreement is entered into by Uniserv and UTi. Capitalized terms used but not otherwise defined in this Amendment No. 1 shall have the respective meanings ascribed to them in the Registration Rights Agreement.

     This Amendment No. 1 shall become effective upon the First Closing Date (as such term is defined in Section 3 of the Underwriting Agreement); provided, however, that this Amendment No. 1 shall not become effective and shall have no force or effect if the First Closing Date does not occur within the time period prescribed for the First Closing Date in Section 3 of the Underwriting Agreement.

     The parties hereto agree to amend and restate the definition of “Effectiveness End Date” set forth in Section 1 of the Registration Rights Agreement in its entirety so that it shall read as follows:

“Effectiveness End Date” means the earlier to occur of (i) the date when the Underwriters have disposed of the Offered Shares and the Dealers have sold the Additional Shares, in each case under the Registration Statement and (ii) March 8, 2005, subject to extension as set forth in Section 2(c) below.

     The parties hereto further acknowledge and agree that, upon the Effectiveness End Date, the Company’s obligations under Section 5(a) of the Underwriting Agreement shall terminate and be of no further force or effect.

     Except as expressly modified by this Amendment No. 1, all of the provisions of the Registration Rights Agreement are equally applicable to this Amendment No. 1. In addition, except as expressly amended by this Amendment No. 1, the Registration Rights Agreement will remain in full force and effect in accordance with the terms thereof as in existence as of the date hereof. After the First Closing Date, any reference to the Registration Rights Agreement shall mean the Registration Rights Agreement as amended hereby.

     This Amendment No. 1 may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Facsimile signatures shall be valid and binding as original manual signatures.

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     Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Amendment No. 1 to the Registration Rights Agreement.

Very truly yours, UNITED SERVICE TECHNOLOGIES LTD.

		By:	/s/ Edward Southey
Name: Edward Southey
Title: Director

Acknowledged and agreed to as of the date first above written, UTi WORLDWIDE INC.
By:	/s/ Lawrence R. Samuels
Name: Lawrence R. Samuels
Title: Chief Financial Officer and Secretary